Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Zoomcar Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Shares of common stock, $0.0001 par value, or pre-funded warrants to purchase shares of common stock (2) (3)	Rule 457(o)			$17,250,000	$153.10 per $1,000,000	$2,640.98
Fees Previously Paid	Equity	Shares of common stock issuable upon exercise of Pre-Funded Warrants (2) (3)	Rule 457(g)			—		—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$17,250,000		$2,640.98
	Total Fees Previously Paid							—
	Total Fee Offsets
	Net Fee Due							$2,640.98

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Includes additional shares of common stock to raise additional gross proceeds of $2,250,000, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued or resold to prevent dilution as a result of stock splits, stock dividends, recapitalizations, combinations, or similar transactions

(2)	In accordance with Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.

(3)	The registrant may issue pre-funded warrants to purchase common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the common stock and pre-funded warrants (including the common shares issuable upon exercise of the pre-funded warrants), if any, is $15,000,000.